UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2007

INTEGRAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-18603	52-1267968
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Philadelphia Way, Lanham, Maryland 20706-4417
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (301) 731-4233

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On September 12, 2007, Integral Systems, Inc. (the “Company”) entered into an Employment Agreement with Peter J. Gaffney (the “Gaffney Agreement”) and an Employment Agreement with Elaine M. Brown (the “Brown Agreement”). The following summaries of the material terms and conditions of the Gaffney Agreement and the Brown Agreement are not complete and are qualified in their entirety by reference to the complete Gaffney Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference and the complete Brown Agreement attached hereto as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Peter J. Gaffney Employment Agreement

On September 12, 2007, the Company and Mr. Gaffney entered into the Gaffney Agreement, pursuant to which Mr. Gaffney will be engaged as Executive Vice President of New Business Development and Technology of the Company. The Gaffney Agreement has an initial term of three (3) years. Mr. Gaffney’s employment can be terminated (i) by mutual written agreement of the Company and Mr. Gaffney; (ii) upon the death or, at the Company’s option, in connection with the “Total Disability” (as defined in the Gaffney Agreement) of Mr. Gaffney; (iii) by the Company for “Cause” (as defined in the Gaffney Agreement); or (iv) subject to the conditions described below, by the Company at any time without “Cause” (as defined in the Gaffney Agreement).

Mr. Gaffney’s base salary is Two Hundred Sixty-Five Thousand Twelve Dollars and Eighty Cents ($265,012.80) per annum. Mr. Gaffney’s base salary may be increased, but not decreased, based upon the evaluation of Mr. Gaffney’s performance and the compensation policies of the Company.

In addition to his base salary, Mr. Gaffney is also entitled to participate in any present or future bonus, profit sharing, stock option or other employee compensation or incentive plan adopted by the Company in accordance with the terms thereof and in a manner substantially similar to other similarly situated executive officers.

In addition, Mr. Gaffney has generally agreed that for a period of one (1) year following the termination of his employment he will not engage in a business which competes against the “Business” (as defined in the Gaffney Agreement) of the Company in any geographic area in which the Company engages in the Business. Mr. Gaffney has also agreed that for a period of twenty-four (24) months after the termination of his employment he will not solicit or induce any employees of the Company to leave their employment with the Company.

In the event Mr. Gaffney is terminated without “Cause” (as defined in the Gaffney Agreement), the Gaffney Agreement provides that the Company will pay Mr. Gaffney: (i) his base salary for a period ending on the first anniversary of the date of termination (net of third-party employer compensation); and (ii) “COBRA Premiums” (as defined in the Gaffney Agreement) for a period ending on the first anniversary of the date of termination.

Elaine M. Brown Employment Agreement

On September 12, 2007, the Company and Ms. Brown entered into the Brown Agreement, pursuant to which Ms. Brown will be engaged as Executive Vice President, Administration of the Company. The Brown Agreement has an initial term of three (3) years. Ms. Brown’s employment can be terminated (i) by mutual written agreement of the Company and Ms. Brown; (ii) upon the death or, at the Company’s option, in connection with the “Total Disability” (as defined in the Brown Agreement) of Ms. Brown; (iii) by the Company for “Cause” (as defined in the Brown Agreement); or (iv) subject to the conditions described below, by the Company at any time without “Cause” (as defined in the Brown Agreement).

Ms. Brown’s base salary is Two Hundred Thirty-Three Thousand Sixty-Four Dollars ($233,064.00) per annum. Ms. Brown’s base salary may be increased, but not decreased, based upon the evaluation of Ms. Brown’s performance and the compensation policies of the Company.

In addition to her base salary, Ms. Brown is also entitled to participate in any present or future bonus, profit sharing, stock option or other employee compensation or incentive plan adopted by the Company in accordance with the terms thereof and in a manner substantially similar to other similarly situated executive officers.

In addition, Ms. Brown has generally agreed that for a period of one (1) year following the termination of her employment she will not engage in a business which competes against the “Business” (as defined in the Brown Agreement) of the Company in any geographic area in which the Company engages in the Business. Ms. Brown has also agreed that for a period of twenty-four (24) months after the termination of her employment she will not solicit or induce any employees of the Company to leave their employment with the Company.

In the event Ms. Brown is terminated without “Cause” (as defined in the Brown Agreement), the Brown Agreement provides that the Company will pay Ms. Brown: (i) her base salary for a period ending on the first anniversary of the date of termination (net of third-party employer compensation); and (ii) “COBRA Premiums” (as defined in the Brown Agreement) for a period ending on the first anniversary of the date of termination.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Description

10.1	Employment Agreement dated September 12, 2007 between Integral Systems, Inc. and Peter J. Gaffney.

10.2	Employment Agreement dated September 12, 2007 between Integral Systems, Inc. and Elaine M. Brown.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRAL SYSTEMS, INC.

By:	/s/ Alan W. Baldwin
Alan W. Baldwin
Chief Executive Officer

Date: September 13, 2007

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement dated September 12, 2007 between Integral Systems, Inc. and Peter J. Gaffney.

10.2	Employment Agreement dated September 12, 2007 between Integral Systems, Inc. and Elaine M. Brown.